Exhibit 99.1

      Riverstone Networks Appoints George McClelland to Board of Directors

     SANTA CLARA, Calif.--(BUSINESS WIRE)--July 16, 2004--Riverstone Networks, Inc. (Pink Sheets:RSTN) today announced the election of George D. McClelland to the company's board of directors.
     McClelland brings broad senior management and board experience in the technology, telecommunications and investment banking industries, as well as an extensive background with growth and turnaround businesses. His management roles have included service as corporate treasurer at Data General, a Fortune 500 Company; a member of senior management in several operational and finance roles at Fidelity Investments; and senior vice president of United Asset Management. He has served on the boards of numerous companies, including Colt Telecommunications, Storage Networks and Patni Computers (an Indian technology company).
     "We are delighted to attract a person with George McClelland's history of success to our board. His diverse finance and operations roles uniquely qualify George to provide strategic insight into growing a global business. We also look forward to his guidance and oversight through his role on the Audit Committee," said Oscar Rodriguez, Riverstone's president and chief executive officer.
     McClelland is an Economics graduate of Trinity College (Hartford) and earned an MBA with distinction at Harvard Business School and a Ph.D. in Humane Letters from the University of Massachusetts Medical School.
     McClelland replaces Christopher J. Paisley on the board and on the Audit Committee of the board.
     "We appreciate Chris' years of service on our Board," said Rodriguez. "He has brought critical skills and judgment as a financial expert during challenging times for our business. We wish him every success in his future pursuits."

     About Riverstone

     Riverstone Networks, Inc. is a leading provider of carrier class solutions for next generation Metro Ethernet networks. Riverstone's Metro routers and provisioning solutions deliver the ease of use, cost effectiveness, and flexibility that carriers require in meeting their customers' IP networking requirements in support of voice, video, and data services. Riverstone uniquely permits carriers to offer homogeneous services across existing revenue-generating networks and new Ethernet deployments. For more information, please visit www.riverstonenet.com.

     CONTACT: Riverstone Networks, Inc.
              Roger A. Barnes, 408-878-6500
              or
              Kalt Rosen & Co.
              Howard Kalt, 415-397-2686